Education Management Corporation
COMPANY CONTACT:
John Iannone
Director of Investor Relations
(412) 995-7727

Education Management Corporation Reports Fiscal 2013 Third Quarter Results

Pittsburgh, PA, May 1, 2013 -- Education Management Corporation (the "Company") (NASDAQ:EDMC), one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended March 31, 2013. Net revenues during the quarter were $638.9 million and, as a result of certain charges further described below, including non-cash asset impairment charges of $323.7 million, the Company reported a net loss of $284.0 million, or $2.28 per diluted share. Excluding these charges, net income would have been $30.5 million or $0.24 per diluted share.

“We are pleased with this quarter's results as we made progress across multiple objectives,” said Edward H. West, Education Management's President and Chief Executive Officer. "In addition to the sequential improvement in new student enrollment trends during the quarter, we also experienced improvements in retention as a result of the commitment and efforts made by faculty and staff across our colleges and universities. Our students are at the core of what we do, and we are passionate about helping them achieve their career goals through education that is aligned with real opportunities in the American workforce.”

Mr. West added, "During the quarter, we made good progress on other fronts, including the debt exchange that reduces our outstanding debt and extends our maturity schedule. We also strengthened our executive management team with the additions of Carol DiBattiste and Joan Walker to lead our legal and compliance and corporate communications functions, respectively, and Mick Beekhuizen as our new Chief Financial Officer. It is a testament to our mission and position as an industry leader that we were able to attract these accomplished individuals to EDMC.”

Due primarily to the Company's equity market capitalization being below book value at March 31, 2013, the Company performed impairment reviews of the carrying value of goodwill and indefinite-lived intangible assets at each of its four reporting units at March 31, 2013. The reviews resulted in a non-cash goodwill impairment of $294.5 million and a non-cash indefinite-lived intangible asset impairment of $28.0 million at The Art Institutes reporting unit. Goodwill and indefinite-lived intangible asset impairments were not indicated at the Company's other three reporting units, which are Argosy University, Brown Mackie Colleges and South University. In addition, the Company recorded a $1.2 million non-cash impairment charge related to fixed assets at one of its schools.

Financial Highlights

•	Financial highlights for the third quarter of fiscal 2013 included the following:

◦
Net revenues were $638.9 million, a decrease of 9.1% from $702.5 million recorded in the third quarter of fiscal 2012, primarily due to an 11.4% decline in average enrolled student body for the three months ended March 31, 2013 compared to the prior year quarter.

◦
The Company recorded a net loss of $284.0 million, or $2.28 per diluted share, compared to a net loss of $417.1 million, or $3.31 per diluted share, for the prior year quarter. The prior year quarter included a goodwill impairment charge of $495.4 million.

◦
As noted in the table below, the Company incurred long-lived asset impairments, a loss on debt refinancing, and a reversal of an uncertain tax position liability in both the current quarter and the prior year quarter, as well as a restructuring charge in the prior year quarter. After adjusting for these expenses, net income would have been $30.5 million, or $0.24 per diluted share, in the current quarter compared to net income of $41.6 million, or $0.33 per diluted share, in the prior year quarter.

◦
Earnings before interest, taxes and depreciation and amortization ("EBITDA") was a loss of $206.9 million compared to a loss of $376.3 million in the prior year quarter. After adjusting for impairment charges, a debt refinancing charge and restructuring charges described below, EBITDA would have been $122.0 million in the current quarter compared to $134.5 million in the prior year quarter.

(dollars in millions except per share data)	For the Three Months Ended March 31,
	2013	2012
EBITDA	$(206.9)	$(376.3)
Long-lived asset impairments	323.7	495.4
Loss on debt refinancing	5.2	9.5
Restructuring	—	5.9
EBITDA excluding certain expenses	122.0	134.5

Net loss	(284.0)	(417.1)
Long-lived asset impairments, loss on debt refinancing and restructuring, net of tax	315.2	459.4
Reversal of uncertain tax position liability	(0.7)	(0.7)
Net income excluding certain expenses	$30.5	$41.6

Diluted loss per share	$(2.28)	$(3.31)
Diluted earnings per share, excluding certain expenses	$0.24	$0.33

•
On March 5, 2013, the Company completed an offer to exchange the 8.75% Senior Notes due June 1, 2014 ("Old Notes") for new Senior Cash Pay/PIK Notes due July 1, 2018 ("New Notes") and cash. In connection with this exchange offer and a simultaneous private exchange on the same terms, the Company issued $203.0 million of New Notes and paid down $162.3 million of Old Notes with cash on hand. The remaining $9.7 million of Old Notes not tendered were extinguished in April 2013 at par. A loss on debt refinancing of $5.2 million was reported in the fiscal third quarter, which represents fees paid to third parties in connection with this exchange offer.

•
Despite lower operating performance in the current period, cash flows provided by operating activities for the nine months ended March 31, 2013 were $286.2 million compared to $152.7 million in the nine months ended March 31, 2012. Current year operating cash flows were comparatively higher primarily due to a transfer of $210.0 million to restricted cash in the prior year quarter in connection with the issuance of letters of credit under the Company's cash secured letter of credit facilities, which reduced the prior year period's cash flow from operating activities. The cash secured letter of credit facilities are being used to help satisfy the Company's previously disclosed letter of credit requirement with the U.S. Department of Education.

•	At March 31, 2013, cash and cash equivalents were $183.6 million, compared to $287.5 million at March 31, 2012.

•
On a cash basis, capital expenditures were $64.6 million, or 3.4% of net revenues, for the nine months ended March 31, 2013 compared to $64.7 million, or 3.0% of net revenues, in the same period in the prior year.

New Student Enrollment

	For the Three Months Ended March 31,
	2013	2012	% Change
The Art Institutes	11,200	12,100	(7.3)%
Argosy University	5,100	4,300	18.1%
Brown Mackie Colleges	4,100	4,000	3.7%
South University (1)	4,100	6,700	(39.0)%
Total EDMC (1)	24,500	27,100	(9.5)%
The new student enrollment data shown above includes the number of new students who enrolled in fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. Total new students who enrolled in fully-online programs for the three months ended March 31, 2013 were approximately 7,700 as compared to 10,300 in three months ended March 31, 2012.

(1)
The reduction in new student enrollment reflects the impact of the actions taken last summer related to South University's fully-online programs. When excluding South University's fully-online programs, "total EDMC" new student enrollment increased 2.0%.

Average Enrolled Student Body

	For the Three Months Ended March 31,
	2013	2012	% Change
The Art Institutes	67,000	75,300	(11.1)%
Argosy University	25,300	28,400	(10.9)%
Brown Mackie Colleges	17,000	18,600	(8.3)%
South University	19,000	22,500	(15.6)%
Total EDMC	128,300	144,800	(11.4)%
Average enrolled student body is the three month average of the unique students who met attendance requirements within a month of the quarter. The data above includes the number of students enrolled in fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. The average enrolled student body in fully-online programs was approximately 31,800 for the three months ended March 31, 2013 as compared to 39,300 in the three months ended March 31, 2012.

Starting Student Enrollment

	April	April
	2013	2012	% Change
The Art Institutes	63,700	70,500	(9.8)%
Argosy University	24,500	26,100	(6.2)%
Brown Mackie Colleges	16,700	18,200	(8.1)%
South University	17,600	20,100	(12.3)%
Total EDMC	122,500	134,900	(9.2)%
The starting student enrollment data shown above includes the number of students enrolled in fully-online programs at The Art Institute of Pittsburgh, Argosy University and South University. Starting students enrolled in fully-online programs were approximately 29,500 as of April 2013 as compared to 34,200 as of April 2012. Fully-online enrollment is measured based on the number of students meeting attendance requirements over a two-week period near the start of the fiscal quarter.

Fiscal 2013 Guidance
The following discussion of the Company's fiscal 2013 guidance includes information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As more fully described below under the heading “Cautionary Statement,” these and other forward-looking statements are based on information currently available to management and involve estimates, assumptions, risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements.

For the fiscal year ending June 30, 2013, capital expenditures are projected to be approximately 3.5% of net revenues, compared to 3.4% of net revenues in the fiscal year ended June 30, 2012. The following fourth quarter and annual guidance for fiscal 2013 excludes the impact of asset impairments, restructuring and other special charges.

Reconciliation of Fiscal Year 2013 Fourth Quarter and Annual Guidance of Net Income to EBITDA
(Dollars in millions, except earnings per share) (Unaudited)

Fiscal 2013 Guidance – 4th Quarter:	For the Three Months Ending June 30, 2013
	Low	High
Loss per diluted share	$(0.05)	$(0.02)

Net loss	$(6)	$(3)
Net interest expense	32	32
Income tax benefit	(4)	(2)
Depreciation and amortization	40	40
EBITDA	$62	$67

Fiscal Year 2013 Guidance – Annual:	For the Twelve Months Ending June 30, 2013
	Low	High
Loss per diluted share	$(2.18)	$(2.16)
Earnings per diluted share excluding expenses related to long-lived asset impairments, loss on debt refinancing, restructuring and other charges	$0.41	$0.43

Net loss	$(272)	$(269)
Expenses related to long-lived asset impairments, loss on debt refinancing, restructuring and other charges, net of tax	323	323
Net income excluding expenses	$51	$54

Net interest expense	$125	$125
Income tax expense	35	37
Depreciation and amortization	159	159
EBITDA excluding expenses	$370	$375

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments, and our first fiscal quarter is typically the lowest revenue quarter of the fiscal year due to student vacations. However, the seasonality of our business has decreased over the last several years, primarily due to the percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs.

The presentation of EBITDA, as well as the presentations excluding certain expenses, do not comply with U.S. generally accepted accounting principles ("GAAP"). For an explanation of EBITDA and EBITDA and net income excluding certain expenses, together with a reconciliation to net income, which is the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Conference Call and Webcast
Education Management Corporation will host a conference call to discuss its fiscal 2013 third quarter results on Thursday, May 2, 2013 at 9:00 a.m. (Eastern Time). Those wishing to participate in this call should dial 412-317-6789 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.edu. A replay of the conference call will be available at www.edmc.edu for up to one year.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	For the Three Months Ended March 31,			For the Nine Months Ended March 31,
	2013	2012	% Change	2013	2012	% Change
Net revenues	$638,903	$702,499	(9.1)%	$1,903,363	$2,121,782	(10.3)%
Costs and expenses:
Educational services (1) (2)	350,134	382,204	(8.4)%	1,091,808	1,132,421	(3.6)%
General and administrative (1)	166,814	191,747	(13.0)%	512,496	581,608	(11.9)%
Depreciation and amortization	40,266	40,610	(0.8)%	123,667	118,694	4.2%
Long-lived asset impairments (3)	323,690	495,380	(34.7)%	323,690	495,380	(34.7)%
Total costs and expenses	880,904	1,109,941	(20.6)%	2,051,661	2,328,103	(11.9)%
Loss before interest and income taxes	(242,001)	(407,442)	(40.6)%	(148,298)	(206,321)	(28.1)%
Interest expense, net	30,464	25,424	19.8%	92,924	79,139	17.4%
Loss on debt refinancing	5,232	9,474	(44.8)%	5,232	9,474	(44.8)%
Loss before income taxes	(277,697)	(442,340)	(37.2)%	(246,454)	(294,934)	(16.4)%
Income tax expense (benefit)	6,297	(25,224)	N/M	19,489	32,101	(39.3)%
Net loss	$(283,994)	$(417,116)	(31.9)%	$(265,943)	$(327,035)	(18.7)%
Loss per share:
Basic	$(2.28)	$(3.31)		$(2.14)	$(2.57)
Diluted	$(2.28)	$(3.31)		$(2.14)	$(2.57)
Weighted average number of shares outstanding:
Basic	124,602	126,005		124,546	127,224
Diluted	124,602	126,005		124,546	127,224

(1)	Certain reclassifications of fiscal 2012 data have been made to conform to the fiscal 2013 presentation. These reclassifications did not materially change any of the previously reported amounts.

(2)
Includes bad debt expense of $39.9 million and $41.2 million in the three months ended March 31, 2013 and 2012, respectively and $129.7 million and $117.7 million in the nine months ended March 31, 2013 and 2012, respectively.

(3)
The current quarter includes a $294.5 million goodwill impairment and a $28.0 million indefinite-lived intangible asset impairment each recorded at The Art Institutes and $1.2 million of an impairment charge related to fixed assets at one of the Company's schools. The prior year quarter includes goodwill impairment charges at Argosy University, Brown Mackie Colleges and South University.

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (In thousands)

	March 31, 2013	June 30, 2012	March 31, 2012
Assets	(Unaudited)		(Unaudited)
Current assets:
Cash and cash equivalents	$183,614	$191,008	$287,503
Restricted cash	272,029	267,880	284,053
Total cash, cash equivalents and restricted cash	455,643	458,888	571,556
Student receivables, net of allowances of $177,802, $225,657 and $214,140	153,069	203,341	144,495
Notes, advances and other receivables	27,509	22,174	20,768
Inventories	7,000	8,382	10,035
Deferred income taxes	102,793	102,668	76,674
Prepaid income taxes	—	6,796	7,406
Other current assets	33,547	40,399	40,009
Total current assets	779,561	842,648	870,943
Property and equipment, net	543,731	651,797	653,888
Other long-term assets	55,878	51,071	47,176
Intangible assets, net	301,039	330,029	458,844
Goodwill	669,090	963,550	2,086,619
Total assets	$2,349,299	$2,839,095	$4,117,470
Liabilities and shareholders’ equity
Current liabilities:
Current portion of long-term debt	$12,076	$12,076	$12,076
Revolving credit facility	—	111,300	—
Accounts payable	20,955	54,834	31,735
Accrued liabilities	148,782	137,348	169,838
Accrued income taxes	3,174	—	—
Unearned tuition	78,473	116,277	80,046
Advance payments	222,942	102,170	261,260
Total current liabilities	486,402	534,005	554,955
Long-term debt, less current portion	1,283,344	1,453,468	1,456,352
Deferred income taxes	88,216	111,767	171,498
Deferred rent	206,847	197,758	195,494
Other long-term liabilities	39,250	45,533	45,766
Shareholders’ equity:
Common stock, at par	1,435	1,434	1,434
Additional paid-in capital	1,789,672	1,777,732	1,774,634
Treasury stock, at cost	(328,605)	(328,605)	(317,888)
(Accumulated deficit) Retained earnings	(1,201,903)	(935,960)	252,746
Accumulated other comprehensive loss	(15,359)	(18,037)	(17,521)
Total shareholders’ equity	245,240	496,564	1,693,405
Total liabilities and shareholders’ equity	$2,349,299	$2,839,095	$4,117,470

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	For the Nine Months Ended March 31,
Cash flows from operating activities:	2013	2012
Net loss	$(265,943)	$(327,035)
Adjustments to reconcile net loss to net cash flows from operating activities:
Depreciation and amortization of property and equipment	118,814	112,936
Amortization of intangible assets	4,853	5,758
Bad debt expense	129,659	117,695
Long-lived asset impairments	323,690	495,380
Loss on debt refinancing	5,232	9,474
Share-based compensation	11,937	10,171
Non cash adjustments related to deferred rent	(12,610)	(9,300)
Amortization of deferred gains on sale-leaseback transactions	(1,012)	—
Restricted cash	(4,149)	(236,540)
Receivables	(91,473)	(105,089)
Reimbursements for tenant improvements	7,102	14,248
Inventory	1,383	(447)
Other assets	8,667	(9,444)
Accounts payable	(29,792)	(20,922)
Accrued liabilities	(3,095)	6,632
Unearned tuition	(37,804)	(60,104)
Advance payments	120,743	149,263
Total adjustments	552,145	479,711
Net cash flows provided by operating activities	286,202	152,676
Cash flows from investing activities:
Expenditures for long-lived assets	(64,586)	(64,679)
Proceeds from sales of fixed assets	65,065	—
Reimbursements for tenant improvements	(7,102)	(14,248)
Net cash flows used in investing activities	(6,623)	(78,927)
Cash flows from financing activities:
Payments under revolving credit facility	(111,300)	(79,000)
Principal payment on senior notes	(162,246)	—
Issuance of common stock	3	2,618
Common stock repurchased for treasury	—	(92,756)
Principal payments on long-term debt	(9,117)	(8,141)
Debt issuance costs and other	(4,436)	(11,928)
Net cash flows used in financing activities	(287,096)	(189,207)
Effect of exchange rate changes on cash and cash equivalents	123	(263)
Net change in cash and cash equivalents	(7,394)	(115,721)
Cash and cash equivalents, beginning of period	191,008	403,224
Cash and cash equivalents, end of period	$183,614	$287,503
Cash paid during the period for:
Interest (including swap settlement)	$89,705	$77,736
Income taxes, net of refunds	34,960	74,328
	As of March 31,
Noncash investing activities:	2013	2012
Capital expenditures in current liabilities	$7,756	$7,580

EDUCATION MANAGEMENT CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (Unaudited)

The Company reports results in four segments - The Art Institutes, Argosy University, Brown Mackie Colleges and South University. The Company evaluates segment performance based on EBITDA excluding certain expenses. Adjustments to reconcile segment results to consolidated results are included under the caption “Corporate and Other,” which primarily includes unallocated corporate activity.

EBITDA, a measure used by management to measure operating performance, is defined as net income before net interest expense, provision for income taxes and depreciation and amortization. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments. We also present diluted earnings per share, weighted average number of diluted shares outstanding, net income and EBITDA after adjusting for certain expenses, which also are non-GAAP financial measures. Management believes this presentation is also helpful in highlighting trends in our business because it excludes certain expenses management believes are not indicative of ongoing operations. Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. A reconciliation of EBITDA excluding certain expenses by segment to consolidated net loss to consolidated net income, excluding certain expenses is detailed below:

Segment Information and Reconciliation of EBITDA to Net Loss to
Net Income Excluding Certain Expenses
(In thousands, except per share amounts) (Unaudited)

	For the Three Months Ended March 31,			For the Nine Months Ended March 31,
	2013	2012	% Change	2013	2012	% Change
Net revenues:
The Art Institutes	$393,560	$442,842	(11.1)%	$1,185,232	$1,341,344	(11.6)%
Argosy University	94,430	104,781	(9.9)%	268,663	308,995	(13.1)%
Brown Mackie Colleges	73,876	77,949	(5.2)%	226,122	240,617	(6.0)%
South University	77,037	76,927	0.1%	223,346	230,826	(3.2)%
Total EDMC	638,903	702,499	(9.1)%	1,903,363	2,121,782	(10.3)%

EBITDA excluding certain expenses:
The Art Institutes	100,527	124,611	(19.3)%	280,714	386,688	(27.4)%
Argosy University	16,373	19,202	(14.7)%	33,363	50,580	(34.0)%
Brown Mackie Colleges	8,436	14,521	(41.9)%	28,798	50,733	(43.2)%
South University	15,410	(1,980)	N/M	30,670	1,320	N/M
Corporate and other	(18,791)	(21,898)	14.2%	(65,341)	(68,993)	5.3%
Total EDMC	121,955	134,456	(9.3)%	308,204	420,328	(26.7)%

Reconciliation to EBITDA:
Long-lived asset impairments	323,690	495,380	(34.7%)	323,690	495,380	(34.7%)
Loss on debt refinancing	5,232	9,474	(44.8)%	5,232	9,474	(44.8)%
Restructuring	—	5,908	N/M	9,145	12,575	(27.3)%
EBITDA	(206,967)	(376,306)	(45.0%)	(29,863)	(97,101)	(69.2%)

Reconciliation to net loss:
Depreciation and amortization	40,266	40,610	(0.8%)	123,667	118,694	4.2%
Net interest expense	30,464	25,424	19.8%	92,924	79,139	17.4%
Income tax expense (benefit)	6,297	(25,224)	N/M	19,489	32,101	(39.3)%
Net loss	$(283,994)	$(417,116)	(31.9)%	$(265,943)	$(327,035)	(18.7)%

Long-lived asset impairments, net of tax	$311,998	$450,000	(30.7)%	$311,998	$450,000	(30.7)%
Loss on debt refinancing, net of tax	3,139	5,779	(45.7)%	3,139	5,779	(45.7)%
Restructuring, net of tax	—	3,674	N/M	5,488	7,674	(28.5)%
Software-related charge, net of tax	—	—	N/M	2,753	—	N/M
Reversal of uncertain tax position liability	(691)	(749)	(7.7)%	(691)	(749)	(7.7)%
Net income, excluding certain expenses	$30,452	$41,588	(26.8)%	$56,744	$135,669	(58.2)%

Diluted loss per share	$(2.28)	$(3.31)		$(2.14)	$(2.57)
Diluted earnings per share, excluding certain expenses	$0.24	$0.33		$0.45	$1.07
Weighted average number of diluted shares outstanding, excluding certain expenses	125,167	126,005		124,802	127,224

About Education Management Corporation
Education Management Corporation (www.edmc.edu), with approximately 132,000 students as of October 2012, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 110 locations in 32 U.S. states and Canada. We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and strive to improve the learning experience for our students. Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including media arts, health sciences, design, psychology and behavioral sciences, culinary, business, fashion, legal, education and information technology.

Cautionary Statement
This press release includes information that could constitute forward-looking statements with the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which are based on information currently available to management, concern the Company's strategy, plans, intentions or expectations and typically contain words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “should,” “seeks,” “approximately,” or “plans” or similar words, although the absence of such words does not mean that any particular statement is not forward-looking. All of the statements included in this press release that relate to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results, including the fourth quarter and annual guidance for fiscal 2013, and including statements regarding expected enrollment, revenue, expense levels, capital expenditures and earnings, are forward-looking statements, as are any statements concerning the Company's expected future operations and performance and other future developments. These and other forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to differ materially and unpredictably from any future results, performance or achievements expressed or implied by such forward-looking statements. The Company derives many of its forward-looking statements from its operating budgets and forecasts, which are based upon many detailed assumptions, and the Company cautions that it is very difficult to predict the impact of unknown factors, and impossible to anticipate all factors, that could affect its actual results. Some of the factors that the Company believes could affect its results and that could cause actual results to differ materially from expectations include, but are not limited to: the timing and magnitude of student enrollment and changes in student mix, including the relative proportions of campus-based and online students enrolled in its programs; changes in average registered credits taken by students; the Company's ability to maintain eligibility to participate in Title IV programs; other changes in its students' ability to access federal and state financial aid, as well as obtain loans from third-party lenders; difficulties the Company may face in opening new schools, growing its academic programs and otherwise implementing its growth strategy; increased or unanticipated legal and regulatory costs; the results of program reviews and audits; changes in accreditation standards; the implementation of new operating procedures for the Company's fully online programs; the implementation of program initiatives in response to the U.S. Department of Education's new gainful employment regulations; adjustments to the Company's programmatic offerings to comply with the 90/10 rule; its high degree of leverage and ability to generate sufficient cash to service all of its debt obligations and other liquidity needs; market and credit risks associated with the post-secondary education industry, adverse media coverage of the industry and the overall condition of the industry; changes in the overall U.S. or global economies and access to credit and capital markets; the effects of war, terrorism, natural disasters or other catastrophic events and other risks affecting the Company, including but not limited to those described in its periodic reports filed with the Securities Exchange Commission pursuant to the Securities Exchange Act of 1934.